Exhibit 99.1

Contact: Leah Stearns
Senior Vice President, Treasurer and Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES CONVERSION RATE ADJUSTMENT FOR 5.25% MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES A

BOSTON, MASSACHUSETTS - May 2, 2017 - American Tower Corporation (NYSE: AMT) announced an adjustment to the conversion rates for its 5.25% Mandatory Convertible Preferred Stock, Series A (the “Series A Preferred Stock”). The adjustment to the conversion rates is being made pursuant to the Certificate of Designations establishing the Series A Preferred Stock (the “Certificate of Designations”) in connection with an early conversion on April 27, 2017 and in recognition of carried-forward adjustments relating to common stock cash dividends paid on October 17, 2016, January 13, 2017 and April 28, 2017, which adjustments were deferred and carried forward as permitted under the Certificate of Designations. The new Fixed Conversion Rates and Fundamental Change Conversion Rates (each as defined in the Certificate of Designations) are as set forth below:

Minimum Conversion Rate:         0.9337
Maximum Conversion Rate:        1.1672
Fundamental Change Conversion Rates:

	Share Price on Effective Date
Effective Date	$19.65	$39.30	$58.95	$78.60	$85.68	$93.34	$98.25	$103.17	$107.10	$112.99	$117.91	$127.73
May 12, 2014	0.9337	1.0467	1.0575	1.0155	0.9963	0.9768	0.9656	0.9555	0.9484	0.9392	0.9337	0.9337
May 15, 2015	1.0138	1.0872	1.0965	1.0499	1.0257	1.0000	0.9850	0.9717	0.9623	0.9504	0.9423	0.9337
May 15, 2016	1.0901	1.1271	1.1359	1.0950	1.0638	1.0271	1.0050	0.9854	0.9721	0.9560	0.9461	0.9337
May 15, 2017	1.1672	1.1672	1.1672	1.1672	1.1672	1.0713	1.0178	0.9693	0.9337	0.9337	0.9337	0.9337

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 147,000 communications sites. For more information about American Tower, please visit www.americantower.com.

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